UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2018

DIAMONDHEAD CASINO CORPORATION

DELAWARE

COMMISSION FILE NUMBER: 0-17529

IRS EMPLOYER IDENTIFICATION NO. 59-2935476

1013 Princess Street

Alexandria, Virginia 22314

(703) 683-6800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act.
[ ]	Soliciting material pursuant to Rule 14a- 12 under the Securities Act.
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
[ ]	Pre-commencement communications pursuant to Rule 14e-4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Director

On May 1, 2018, Daniel G. Burstyn (hereafter “Mr. Burstyn”) was appointed to the Board of Directors. Mr. Burstyn was appointed to the Board pursuant to an Agreement of Settlement and Release reached between College Health & Investment, L.P. (a/k/a College Health & Investment, Ltd.)(hereafter collectively “College Health”) and the Company. College Health is a beneficial owner of in excess of five percent of the common stock of the Company and is a secured creditor and judgment creditor of the Company. Mr. Burstyn is the son of the General Partner of College Health. The settlement agreement required, in part, that Mr. Burstyn be appointed to the Board of Directors of the Company to the extent any of the current members of the Board of Directors remained in control of the Company until the Judgment entered in one of the cases in favor of College Health, together with post judgment interest due thereon, was paid in full. See Form 10-K for the period ending December 31, 2017, Item 3- Legal Proceedings, for a description of the litigation between College Health & Investment, L.P. and the Company and Item 12-Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters, for a description of the beneficial ownership of common stock of College Health.

Mr. Burstyn is a technology-focused entrepreneur. Mr. Burstyn has developed his own proprietary applications as a programmer and develops web, mobile, and cryptocurrency and/or blockchain solutions for entrepreneurs and various corporations and other entities. From approximately October of 2010 to approximately July of 2012, Mr. Burstyn co-created an online aggregate shopping cart platform which was built, but never launched by Stashr, an entity he co-founded. From approximately October of 2012 to February of 2014, Mr. Burstyn founded and co-developed SpaceMatch, LLC, which sought to develop an online commercial real estate marketplace. From approximately March of 2014 to December of 2015, Mr. Burstyn acted as Chief Operating Officer of Neuromore, LLC, a signal-processing software company where he planned and directed global business strategy and the implementation of cloud-based SaaS revenue channels with biosensor manufacturers, research institutions and other customers. Since approximately October of 2016, Mr. Burstyn has co-owned and operated CliqFix, LLC, a business that develops web and mobile applications as well as cutting-edge cryptocurrency, cryptoasset, and blockchain solutions. Since January of 2018, Mr. Burstyn has owned and operated Live Rigs, LLC, a business that builds machines for the purpose of mining cryptocurrencies. Mr. Burstyn received a B.S. degree in commerce in 2010 from the University of Virginia, McIntire School of Commerce where he concentrated on marketing and finance.

A Director of the Company is eligible for an annual payment in the amount of $15,000 as long as they remain a Director through December 31 of the applicable year, absent death or incapacitation. The annual payment to new directors is prorated based upon months served in their initial year as a Director. Directors are reimbursed for certain approved expenses incurred in connection with Company business and for certain approved expenses incurred in connection with attendance at non-telephonic Board, committee, or other meetings. Directors are from time to time, awarded non-qualified options to purchase common stock of the Company.

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDHEAD CASINO CORPORATION

	By:	/s/ Deborah A. Vitale
Deborah A. Vitale
President
Dated: May 4, 2018